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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Dynamic Credit Opportunities Fund (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                Votes     Votes
               Matters                           For     Withheld
               -------                        ---------- --------
               (1). Albert R. Dowden......... 67,247,109 924,615
                    Eli Jones................ 67,345,725 825,999
                    Raymond Stickel, Jr...... 67,321,803 849,921

               (2). Prema Mathai-Davis.......      1,250       0